CERTIFICATE OF DESIGNATION, PREFERENCES,
	                      RIGHTS AND LIMITATIONS
	                               OF
	          CLASS C 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                OF
	                    VECTOR ENERGY CORPORATION

Vector Energy Corporation, hereinafter called the Corporation, a corporation organized and existing under the laws of the State of Texas.

DOES HEREBY CERTIFY:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, there is hereby authorized and created out of the Corporation's 20,000,000 authorized shares of preferred stock (the Preferred Stock) a class of up to 10,000 shares of Preferred Stock designated as Class C Cumulative Convertible Preferred Stock, par value $100.00 per share (the 5% Preferred Stock), which shall have the voting powers, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations or restrictions as set forth below.

Class C 5% Cumulative Convertible Preferred Stock.


1.	Priority.  The 5% Preferred Stock shall, with respect to the payment of dividends and upon redemption, liquidation, the dissolution, winding up, rank senior and prior to any and all common stock issued by the Corporation, but junior to all other classes of Preferred Stock whether now outstanding or designated in the future.

2.	Cash Dividends on 5% Preferred Stock.

(a)	The holders of the 5% Preferred Stock shall be entitled to
receive, out of the funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate of Five and No/100 Dollars ($5.00) per share, payable quarterly in arrears in equal installments of One and 25/100 Dollars ($1.25) on the last day of January, March, June, and September (unless such day is a non-business day, in which event on the next business day) in each year, commencing on the last day of September, 1998, which shall be the dividend payment dates. Dividends on each share of 5% Preferred Stock shall begin to accrue and shall cumulate from the date of original issue of such share (Issue Date), whether or not declared, and shall be payable to the holder of such share on the record date (as defined in Section 1(c) below). Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to fix such date by resolution designating such committee.

(b)	The Corporation shall not permit any Subsidiary (as defined
below) to purchase, redeem, retire or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 3 hereof purchase, redeem, retire or otherwise acquire such shares of capital stock at such time and in such manner. As used herein, the term Subsidiary shall mean a corporation, a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Corporation.

(c)	Dividends on the 5% Preferred Stock shall be payable to
holders of record as they appear on the books of the Corporation as of the close of business on any record date for payment of dividends. The record dates for payment of dividends shall be the last day of December, February, May, and August in each year which immediately precedes each respective dividend payment date.

(d)	Dividends payable on the date of any conversion or
redemption of the 5% Preferred Stock not occurring on a regular dividend payment date shall be calculated on the basis of the actual number of days elapsed (including the date of conversion or redemption) over a 365-day year.

(e)	No dividends shall be declared or paid or set apart for
payment on, and no payment shall be made on account of the purchase, redemption or retirement of, any of common stock of the Corporation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the 5% Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of dividends on such stock or other payment date resulting from the repurchase or retirement of such stock. Accumulations of dividends on the 5% Preferred Stock shall not bear interest.

(f)	If the Corporation calls for redemption the 5% Preferred
Stock, the Corporation shall reserve sufficient shares of Common Stock for the purpose of issuing such shares of Common Stock to holders of 5% Preferred Stock that determine to convert such shares of 5% Preferred Stock into Common Stock prior to the close of business on the business day prior to the date of redemption. Prior to providing notice for redemption, the Corporation will (i) provide a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended (the Act), relating to the issuance of Common Stock (hereinafter defined) upon conversion of the 5% Preferred Stock and will maintain such prospectus through the redemption date; and (ii) obtain an approval for listing the Common Stock on any national securities exchange, on the National Association of Securities Dealers Automated Quotation System, or in the over-the-counter market on which the 5% Preferred Stock is trading on the date notice of redemption is provided.

3.	Redemption of 5% Preferred Stock at Option of Corporation.

(a)	Subject to the provisions of this Section 3, the 5%
Preferred Stock shall be redeemable in whole, but not in part, at the option of the Corporation by unanimous resolution of its Board of Directors at any time after July 31, 1999, at One Hundred and No/100 Dollars
($100.00) per share, plus all dividends accrued and unpaid on such 5% Preferred Stock up to the date fixed for redemption upon giving the notice hereinafter provided.

(b)	Not less than thirty nor more than sixty days prior to the
date fixed for redemption of the 5% Preferred Stock, a notice in writing shall be given by mail to the holders of record of 5% Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation. Such notice shall state: (i) the redemption date; (ii) the redemption price and the amount of dividends on the 5% Preferred Stock that will be accrued and unpaid to the date fixed for redemption; (iii) the place or places where certificates for shares are to be surrendered for payment of the redemption price; (iv) that the dividends on shares to be redeemed will cease to accrue on such redemption dates; (v) the conversion rights of the shares to be redeemed; (vi) the period within which the conversion rights may be exercised; and (vii) the Conversion
Price and the number of shares of the Common Stock issuable upon conversion of a share of 5% Preferred Stock at the time.

(c)	After giving notice of redemption and prior to the close of
business on the business day prior to the redemption date, the holders of 5% Preferred Stock so called for redemption may convert such stock into Common Stock in accordance with the conversion privileges set forth in
Section 4 hereof. Unless (i) the holder of shares of 5% Preferred Stock to whom notice has been duly given shall have exercised its rights to convert in accordance with Section 4 hereof; or (ii) the Corporation shall default in the payment of the redemption price as set forth in such notice, upon such redemption date such holder shall no longer have any voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding as of the redemption date. In the event a holder of 5% Preferred Stock provides the Corporation with notice of conversion of all or a portion of such 5% Preferred Stock into shares of Common
Stock on or after any notice of redemption is provided, the holder shall have been deemed to convert as of the redemption date provided, however, that in the event the Corporation shall default in the payment of the redemption price as set forth in such redemption notice, the conversion shall not be effective unless the holder of 5% Preferred Stock electing to convert provides written notice to the Corporation within 20 days of the purported redemption date of this desire to effect such conversion.

(d)	The 5% Preferred Stock may not be redeemed and the
Corporation may not purchase or otherwise acquire any shares of 5% Preferred Stock unless full cumulative dividends on all outstanding shares of 5% Preferred Stock shall have been paid in full or contemporaneously are declared and paid in full for all past dividend periods.

(e)	All shares of 5% Preferred Stock so redeemed shall have
the status of authorized but unissued preferred stock, but such shares so redeemed shall not be reissued as shares of the series of 5% Preferred Stock created hereby.

(f)	No holder of shares of 5% Preferred Stock shall have the
right to require the Corporation to redeem all or any portion of such shares.

4.	Conversion of 5% Preferred Stock into Common Stock.

(a)	At any time on or after July 31, 1999, each holder of shares of 5% Preferred Stock may, at such holder's option, convert any or all such shares, plus all dividends accrued and unpaid on such 5% Preferred
Stock up to the conversion date, on the terms and conditions set forth in this Section 4, into twenty-five (25) fully paid and non-assessable shares of the Corporation's common stock, no par value per share (Common
Stock), except that with respect to any shares of 5% Preferred Stock called or tendered for redemption, the conversion right shall terminate at the close of business on the business day prior to the date of redemption, unless default is made in the payment of the redemption price. The number of shares of Common Stock into which each share of 5% Preferred Stock may be converted shall be determined by dividing $4.00 by the Conversion Price (as defined herein) in effect at the time of conversion and multiplying the result by 25. The Conversion Price per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of 5% Preferred Stock shall be $4.00, subject to adjustment provided below.

(b)	To exercise such holder's conversion privilege, the holder
of any shares of 5% Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the 5% Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the Conversion
Date. Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this Section
4. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of 5%
Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of 5% Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of 5% Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

(c)	No fractional shares of Common Stock or scrip shall be
issued upon conversion of shares of 5% Preferred Stock. If more than one share of 5% Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 5% Preferred Stock so surrendered.
Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of 5% Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price
(as defined below) on the business day preceding the effective date of the conversion. The Current Market Price of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily Closing Prices for the ten (10) consecutive trading days preceding the Conversion Date. The Current Market Price of the
Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors of the Corporation or such committee. The Closing Price shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

(d)	The Corporation shall pay any and all issue and other taxes
that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of 5% Preferred Stock pursuant hereto.
The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the 5%
Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e)	The Corporation shall at all times reserve for issuance and
maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the 5% Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all 5% Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Texas, increase the authorized number of shares of Corporation's
Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of 5% Preferred Stock at the time outstanding.

(f)	If any shares of Common Stock to be issued upon
conversion of shares of 5% Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Act, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

(g)	All shares of Common Stock which may be issued upon
conversion of the shares of 5% Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(h)	The Conversion Price in effect shall be subject to
adjustment from time to time as follows:

(i)	Stock Splits, Dividends and Combinations.  In the
event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.


(ii)	Non-Cash Dividends, Stock Purchase Rights,
Capital Reorganization and Dissolutions.  In the event:

(A)	that the Corporation shall take a record of
the holders of the Corporation's Common Stock for the purpose of entitling such holders to receive a dividend, or any other distribution, payable otherwise than in cash; or

(B)	that the Corporation shall take a record of
the holders of Corporation Common Stock for the purpose of entitling such holders to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

(C)	of any capital reorganization of the
Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of the Corporation's outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(D)	of the voluntary or involuntary dissolution,
liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding 5% Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

5. Redemption at the Option of the Shareholders.

(a) At any time on or after July 31, 1999, each holder of shares of 5% Preferred Stock may, at such holder's option, tender any or all such shares for redemption on the terms and conditions set forth in this Section
5. The redemption price per share to be paid upon redemption shall be One Hundred and No/100ths Dollars ($100.00), plus all dividends accrued and unpaid on such 5% Preferred Stock up to the redemption date.

(b)	To exercise such holder's redemption privilege, the holder
of any shares of 5% Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the 5% Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be redeemed, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to tender such shares for redemption. Redemption shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the Redemption Date. Within three (3) business days after the date on which such delivery is made, the Corporation shall tender its check for the redemption price for the shares to be redeemed and send such check (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder. Upon redemption of only a portion of the number of shares of 5% Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of 5% Preferred Stock representing the unredeemed portion of the certificate or certificates so surrendered.


6.	Voting.

(a)	Except as otherwise required by law or set forth herein, the shares of 5% Preferred Stock shall not be entitled to vote.

(b)	Without limiting the foregoing, if at any time an amount
equal to six quarterly dividend payments in respect of the 5% Preferred
Stock shall be in arrears then (i) the number of members of the Board of Directors shall be increased by one and (ii) the holders of the 5% Preferred Stock, voting separately as a class, shall be entitled to elect such additional director at any meeting of the stockholders of the Corporation at which directors are to be elected, or held, as the case may be, at any time during the period such dividend remain in arrears. The right of the holders of the 5% Preferred Stock to elect such additional director shall cease when all accrued and unpaid dividends on the 5% Preferred Stock have been paid, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults. At any time after such voting power shall have so vested in the holders of the 5% Preferred Stock, upon the written request of the holders of record of ten percent or more of the shares of the 5% Preferred Stock then outstanding, addressed to the Secretary of the Corporation at the principal office of the Corporation, the Secretary shall call a special meeting of the holders of the 5% Preferred Stock for the election of the director to be elected by them as hereinafter provided, such meeting to be held within thirty (30) days after delivery of such request at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders;
provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety days before the date fixed for the next ensuing annual meeting of the stockholders. If at any such annual or special meeting or any adjournment thereof the holders of a least a majority of the shares of the 5% Preferred Stock then outstanding shall be present or represented by proxy, then by vote of the holders of at least a majority of the shares of the 12% Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by one, and the holders of the 5% Preferred Stock shall be entitled to elect the additional director authorized. The director so elected shall serve until the next annual meeting of stockholders or until such director's respective successor shall be elected and qualified; provided, however, that whenever the holders of the 5% Preferred Stock shall be divested of voting power as above provided, the term of office of the person elected as a director by the holders of the 5% Preferred Stock as a class shall forthwith terminate, and the authorized number of directors shall be reduced accordingly.

(c)	If, at any time during the period in which the holders of the
5% Preferred Stock shall be entitled to elect one director, the director who has been elected by the holders of the 5% Preferred Stock shall cease to be a director, by reason of resignation, death or removal, the Secretary of the Corporation shall call a special meeting of the holders of the 5% Preferred Stock and such vacancy shall be filled by a vote of the holders of the 5% Preferred Stock at such special meeting.

(d)	The holders of the 5% Preferred Stock voting as a class will have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 6.

7.	Liquidation Rights.

(a)	In the event of any voluntary or involuntary liquidation,
dissolution or winding up of the Corporation, the holders of shares of 5% Preferred Stock then outstanding shall be entitled or receive out of assets of the Corporation available for distribution to stockholders after the distribution to holders of any other class of preferred stock and before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to $100.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the 5% Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the 5% Preferred Stock are not paid in full, the holders of the 5% Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of 5% Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)	Neither the consolidation of nor merging of the
Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 7.

(c)	In the event of a voluntary or involuntary liquidation,
dissolution, or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or within twenty (20) days prior to any stockholders' meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of 5% Preferred Stock initial written notice of the proposed action.
 Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of 5% Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of 5% Preferred Stock of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of 5% Preferred
Stock.

(d)	In the event of any voluntary or involuntary liquidation,
dissolution or winding up of the Corporation which will involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of 5% Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of 5% Preferred Stock of the appraiser's valuation.

8.	Limitations.

(a)	So long as any shares of 5% Preferred Stock are
outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 66-2/3% of the outstanding shares of 5% Preferred Stock, voting separately as a class amend, alter or repeal any provision of the Certification of Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the 5% Preferred Stock.

(b)	The provisions of this paragraph 8 shall not in any way limit the right and power of the Corporation to:
(i)	Increase the total number of authorized shares of
Common Stock; or


(ii)	Issue bonds, notes, mortgages, debentures,
preferred stock ranking senior to or in parity with the terms of the 5% Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

IN WITNESS WHEREOF, Vector Energy Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Stephen Noser, its President, and attested by Gary Countryman, its Assistant Secretary, this 16th day of July, 1998.

VECTOR ENERGY
CORPORATION


By________________________________________
     President
  ATTEST:



By________________________________
     Assistant Secretary